                                                                     EXHIBIT 2.2

                           ASSET PURCHASE AGREEMENT

                                     AMONG


                                 TELEGATE LTD.

                      TERAYON COMMUNICATION SYSTEMS, INC.

                                      AND

                             INTERNET TELECOM LTD.

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of the 12th day of March 2000, by and among TELEGATE LTD., a company organized under the laws of the State of Israel (the "Purchaser"), TERAYON COMMUNICATION SYSTEMS, INC., a Delaware corporation and the corporate parent of the Purchaser ("Terayon") and INTERNET TELECOM LTD., a company organized under the laws of the State of Israel (the "Company" or the "Seller").

                                   RECITALS

     A. Seller, directly and through a wholly owned subsidiary (the "Subsidiary"), is engaged in the business of developing, manufacturing and marketing hardware and software technologies for the transmission of voice over data networks and providing customer support relating to such products (the "Business");

     B. Purchaser wishes to purchase and acquire from Seller, and Seller wishes to sell, assign and transfer to Purchaser, all the intellectual property owned, licensed or developed by the Company and the Subsidiary and all tangible assets embodying such property, all for the purchase price, and upon the terms and subject to the conditions herein set forth;

     C. Purchaser agrees to assist the Company, including with assistance to be provided by several employees of the Company as are employed by the Company upon the signing of this Agreement, in performing the Company's obligations under certain agreements between the Company and certain third parties for which the use of the Intellectual Property is required;

     D. The Company agrees, for the consideration that shall be paid by the Purchaser pursuant to this Agreement and certain other undertakings of the Purchaser hereunder, to refrain from competitive activities as provided for in this Agreement and in Schedule A hereof.

     E. Capitalized terms used herein without separate definitions have the meanings ascribed to them in Exhibit A.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                          SALE AND PURCHASE OF ASSETS

     1.1 Purchased Assets. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all right, title and interest in the Purchased Assets which are set forth in Schedule B free and clear of all Liens (the "Intellectual Property" or "Purchased Assets").

                                      1.

     1.2 Unassumed Liabilities. Purchaser shall not assume, pay, incur or in any way be liable or responsible for any of the Company's debts, liabilities or obligations, including, without limitation:

          (One) any liability or obligation of the Company arising out of the Agreement dated October 9, 1997, by and between the Company and the Israel-United States Binational Industrial Research and Development Foundation;

          (Two) any wages, salary, severance, bonuses, retention bonuses, commissions, vacation or holiday pay, post retirement medical benefits, fringe benefits, long-term disability benefits, life insurance benefits, any duties, obligations or liabilities arising under any Company or Subsidiary sponsored employee benefit plan, policy or practice, relating to the employees of the Company or the Subsidiary or other amounts due to any employees or former employees of the Company or the Subsidiary which accrue on or prior to the Closing Date;

          (Three) except as specifically set forth herein, any liabilities and obligations of Seller or the Subsidiary for any Israeli, Russian, U.S. federal, state, local or foreign income, excise, sales, value added, stamp, personal, payroll or other taxes of any kind whatsoever;

          (Four) except as specifically set forth herein, any tax (including, without limitation, income, franchise, sales, transfer, recording, documentary or other tax) imposed upon or incurred by Seller arising out of or in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby; and

          (Five) except as otherwise determined in this Agreement, any liability or obligation relating to, resulting from, caused by, or arising out of the ownership, operations or control of the Company's Business, prior to the Closing, including any losses derived from third party product liability claims or any indebtedness for borrowed money.

     Notwithstanding the foregoing and without derogating from the Purchaser's obligations in accordance with the applicable provisions of the last paragraph of Section 5.1 below, the Purchaser shall, as of the Closing, assume the Seller's liabilities in connection with the rental agreement dated August 8, 1999 with D. Rotstein, construction and Assets Company, Ltd. for the lease of
                     --
approximately 390 sqm in 10 Lunz St., Jerusalem.

     1.3 Nonassignable Contracts and Authorizations. To the extent that the assignment of the Purchased Assets causes any infringement upon the Company's obligations pursuant to Contracts signed by and between the Company and third parties, or any license, permit, approval or instrumentality granted to the Company by any third party, in connection with the Purchased Assets, this Agreement shall not constitute a contract to assign the same.

                                      2.

Seller shall cooperate with Purchaser in any reasonable arrangement requested by Purchaser designed to provide to Purchaser the benefits under any such Contract, license, permit, approval or instrumentality, including enforcement of any and all rights of Seller against the other party thereto arising out of breach or cancellation thereof by such other party or otherwise. Anything to the contrary notwithstanding, the Purchaser shall assist the Seller in such reasonable manner as shall permit Seller to fulfill its obligations under certain Agreements described in Section 3 below.

                                   ARTICLE 2

                  CLOSING; PURCHASE PRICE; FURTHER ASSISTANCE

     2.1 Place and Date. The closing of the sale and purchase of the Purchased Assets (the "Closing") shall take place at the offices of Naschitz, Brandes & Co., 5 Tuval Street Tel-Aviv 67897, Israel at 10:00 a.m., on April 7, 2000 or such later business day on which all the conditions set forth in Sections 7.1 and 7.2 have been fulfilled or waived, or such other time, date and place as may be mutually agreeable to the parties hereto (the "Closing Date"). The parties hereto agree that the Closing may be effected by facsimile. At the Closing, the Seller shall deliver to the Purchaser one or more instruments representing the Seller's ownership of the Purchased Assets and their delivery to the Purchaser, and the Purchaser shall (i) cause Terayon to issue the Acquisition Shares (as defined below) to the Seller, (ii) pay the cash payment to the Seller, and (iii) cause Terayon to deposit the Escrow Shares (as defined below) with the Escrow Agent, which amounts together represent the aggregate Purchase Consideration (as defined below) payable to the Seller hereunder. At the Closing, the Purchase Consideration shall be delivered to Ravillan, Volovelsky, Dinstein, Sneh & Co. and shall be released by Ravillan, Volovelsky, Dinstein, Sneh & Co. to the Seller only after the Permitted Lien has finally been removed.


     2.2 Purchase Consideration. As consideration for the sale of the Purchased Assets to Purchaser, at the Closing, Purchaser shall cause Terayon to issue to Seller and/or its designee(s) pursuant to a letter of designation, as set forth in Section 2.2A hereof, and shall deliver to the Seller, the number of shares of Common Stock of Terayon (the "Acquisition Shares") equal to $35,568,470 in value (i.e., 185,031 shares), calculated using the average of the closing price of Terayon Common Stock, as reported on the Nasdaq National Market, for the 30 consecutive trading days immediately preceding the date hereof, and pay the Seller cash in the amount of $1,480,263 to cover certain accrued expenses and liabilities of the Company as set forth in Schedule 2.2. In addition, Purchaser shall pay Seller an amount of up to $519,737 to cover additional accrued expenses and liabilities of the Company (i.e. other than detailed in Scheduled 2.2) against invoices or other documents (in a form reasonably acceptable to Purchaser) evidencing said expenses and liabilities (the "Cash Payment" and collectively with the Acquisition Shares, the "Purchase Consideration"). In accordance with Section 2.1, on the Closing Date, the Purchaser shall cause Terayon to issue to the Seller and/or its designee(s) the Acquisition Shares, of which shares of Common Stock of Terayon with a value equal to one million and seven hundred and fifty thousand US Dollars ($1,750,000) (the "Escrow Shares")

                                      3.

shall be deposited with the Escrow Agent to be held in the Escrow Fund and shall be available to satisfy the indemnification obligations as provided in Section 9 below.

     2.2A For purposes of this Agreement, Terayon shall, at the Seller's request, issue shares, in respect of the Purchase Consideration, the Additional Consideration or the Additional Shares, in the name of designee(s) of the Seller, provided that (i)Terayon shall receive, at least 10 days prior to the issuance date of such shares, a designation letter, duly signed by the Seller and the designee, specifying the Seller's request and the designee's consent that the shares be issued in the name of such designee; (ii) such designation shall not affect the Seller's obligations to Terayon and the Purchaser under this Agreement, including without limitation the Seller's indemnification obligations and the Seller's representations and warranties under this Agreement; and (iii) the Seller and the designee shall have complied with all legal requirements applicable to the transfer of cash and/or property to the designee. For the purposes hereof, the opinion of any of Ravillan, Volovelsky, Dinstein, Sneh & Co., Arthur Andersen (Luboschitz, Kasirer), or any other expert acceptable to the Purchaser or Terayon, stating that all the legal requirements have been complied with, shall constitute sufficient evidence of such compliance.

     2.3  The Measurement Date and Additional Consideration. (a)
Notwithstanding the aforementioned in Sub-Section 2.2, subject to the terms below, in the event that the Measurement Date Share Price (as defined below) is less than the value of a share of the Common Stock of Terayon on the date hereof (calculated in accordance with Section 2.2 above, using the average of the closing price of Terayon Common Stock, as reported on the Nasdaq National Market, for the 30 consecutive trading days immediately preceding the date hereof (the "Contract Price")), the Purchaser shall, within ten days following the date on which the registration statement pursuant to which the Registrable Shares (as defined in Section 6.2 below) are registered for trading becomes effective (the "Measurement Date"), pay to the Seller additional consideration (the "Additional Consideration") which shall be equal to: (i) the aggregate number of Registrable Shares held by Seller and/or its designee(s), any of its shareholders, any of their respective affiliates and in the Escrow Fund on the Measurement Date multiplied by (ii) the difference between the Contract Price and the Measurement Date Share Price.

          (b) The Measurement Date Share Price. The Measurement Date Share Price shall be equal to the average of the closing sale prices of the shares of Common Stock of Terayon as reported on the Nasdaq National Market for the five (5) consecutive trading days immediately following the Measurement Date.

          (c) The Purchaser shall be entitled to pay the above Additional Consideration in cash, or by causing Terayon to issue to the Seller an additional number of shares of Common Stock registered under the Securities Act without being subject to lock up provisions (such registration being substantially identical with the registration provisions provided for with regard to the shares included in the Purchase Consideration and in the Additional Shares) with the form of such payment, being solely at the Purchaser's discretion. If any part of the payment is made in shares, the number of additional shares issued shall be calculated by dividing the Additional

                                      4.

Consideration by the Measurement Date Share Price. In the event that such payment is made in shares and the Measurement Date Share Price is greater than the closing price of the shares of Common Stock of Terayon on the date on which the Additional Consideration is delivered to the Seller in the manner described above, then the Purchaser shall pay to the Seller in cash, within 15 days following the Measurement Date , an additional amount which shall be equal to:
(i) the aggregate number of Registrable Shares held by the Seller or any of its designees (including those held in the Escrow Fund) on the Measurement Date multiplied by (ii) the difference between the Measurement Date Share Price and the closing price of the shares of Common Stock of Terayon on the date on which the Additional Consideration is delivered in shares.

     2.4 Allocation. Prior to the Closing, the parties shall mutually negotiate and agree on, in good faith, a statement setting forth the determination of the manner in which the Purchase Consideration is to be allocated among the Purchased Assets. The allocation prescribed by such statement shall be conclusive and binding upon the parties for all purposes, and the Seller, the Purchaser or Terayon shall not file any Return or other document with, or make any statement or declaration to, any governmental body that is inconsistent with such allocation.

     2.5 Transaction Costs. In addition to the Purchase Consideration, the Purchaser shall bear and pay all fees, costs and expenses incurred by the Company in connection with the transactions contemplated by this Agreement, in the aggregate amount of $1,397,750, which shall be allocated as follows: Mr. Stewart Rauner's fee in the amount of $1,110,000, legal expenses to McDermott, Will & Emery in the amount of $200,000 and legal expenses of Ravillan, Volovelsky, Dinstein, Sneh & Co., in the amount of $75,000 plus VAT . The payment of the above fees, costs and expenses (except for the $200,000 representing legal expenses to McDermott, Will & Emery, which shall be paid in cash) shall be in cash or, at the Purchaser's option, by way of delivery by the Purchaser and Terayon to the Seller, or its designee(s), of a number of additional shares of Common Stock of Terayon having an aggregate value equal to such fees, costs and expenses (the "Additional Shares"). The number of the Additional Shares shall be determined in the same manner as set forth in Section
2.2 above with respect to the Acquisition Shares.

     2.6 Deliveries. At the Closing, Seller shall deliver to Purchaser such assignments and other good and sufficient instruments of transfer as shall be satisfactory in form and substance to Purchaser, and shall be effective to vest in Purchaser good and marketable title, free and clear of any liens and encumbrances or rights and claims of others, other than the Permitted Lien, to all of the Purchased Assets, except as otherwise provided in Section 1.3. Except as provided in this Agreement, the Company shall pay all sales, capital, franchise income, use, transfer or other taxes, payable by the Seller by reason of the sale hereunder. In addition to the Purchase Consideration, an amount equal to 17% of the value of the Purchase Consideration shall be deposited by the Purchaser with Naschitz, Brandes & Co. in escrow at the Closing, and shall be available to satisfy the Seller's obligation to pay Value Added Tax in respect of the transaction contemplated herein. Naschitz, Brandes & Co shall pay the amount due to the Value Added Tax authorities within no later than two business days following the date on which Naschitz, Brandes & Co., receives a copy of the reporting forms that are to be filed by the Company with the Value Added Tax authorities in connection with the transaction.

                                      5.

     2.7 Books and Records. From and after the Closing and until the second anniversary thereof, Seller agrees to grant to the Purchaser and its representatives, upon reasonable notice and during normal business hours, reasonable access to any books and records that pertain to the Purchased Assets.

     2.8 Further Assurances. Each party agrees, at any time and from time to time after the Closing Date, upon reasonable request from the other party, to do, execute, acknowledge and deliver, as appropriate, such further acts, deeds, assignments, transfers, conveyances and powers of attorney as may reasonably be required for the better assigning, transferring, granting, conveying, assuring and confirming to such other party, or its successors and assigns, of any of the assets or liabilities to be assigned to it or retained by such party as provided herein.

     2.9 Further Assistance. Purchaser, in addition to the consideration to be paid pursuant to Article 2 hereof, shall assist the Company to perform its obligations under the certain agreements between the Company and third parties listed below. Such assistance shall be provided to the Company (or to any other entity designated by the Company which is not a competitor of the Purchaser or Terayon) in accordance with Schedule 2.9 (a) attached hereto, which sets forth in detail the scope of the services which the Company shall require, the number of employees which are required for the performance of such services and the time schedule of the above, and any licenses that may be required with respect to the Purchased Assets. The agreements to which this Section 2.9 apply, are as follows:

          (a) Agreement dated February 17, 1999 by and between the Company and Tadiran Telecommunications Ltd.;

          (b) Agreement dated November 2, 1998 by and between the Company and Tadiran Telecommunications Ltd.; and

          (c) Agreement dated March 31, 1999 by and between the Company and Gadline Ltd.

The parties agree that the Company shall pay the Purchaser, for the services that shall be rendered by the Purchaser to the Company pursuant to this Section 2.9, such amounts as detailed in Schedule 2.9 (b). The parties further agree that the Company shall be exclusively entitled to all commissions and/or royalties and/or any other payments received from the parties to the agreements listed above; provided, however, that except as set forth in Schedule 2.9 (c) attached hereto, any intellectual property right to which the Company may be entitled under these agreements or resulting therefrom shall be the sole and exclusive property of the Purchaser, and the Company shall not have any right and/or claim and/or demand with respect thereto.

                                      6.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

  3.1 Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows:

          3.1.1 Corporate Organization and Standing. Seller is a corporation duly organized and validly existing under the laws of the State of Israel and has all corporate power and authority to conduct the Business in the manner in which the Business is presently conducted and to own and/or use the Purchased Assets in the manner in which the Purchased Assets are currently owned and/or used.

          3.1.3 Memorandum of Association and Articles of Association. Copies of the Memorandum of Association and Articles of Association or other organizational documents of Seller have been made available to Purchaser, and each such copy is true, correct and complete.

          3.1.4 Corporate Authorization; Binding Agreement. The execution and delivery of this Agreement and all other documents and instruments executed or to be executed by Seller pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate and other action on the part of Seller including the approval of the Board of Directors of the Company (other than the approval of the general meeting of the Shareholders of the Company, which shall be obtained prior to the Closing). This Agreement and all other documents and instruments executed or to be executed by Seller pursuant to this Agreement have been, or will have been, at the time of their respective execution and deliveries, duly executed and delivered by a duly authorized officer of Seller. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally.

          3.1.5 No Conflict. Except as set forth in Schedule 3.1.5 attached hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in the acceleration of, or the creation in any party of any right to accelerate, terminate, modify or cancel any material indenture, Contract, lease, sublease, loan agreement, note or other obligation or liability to which Seller is a party or by which it is bound or to which any of its assets is subject, (b) conflict with or result in a breach of or constitute a default under any provision of the Articles of Association of Seller, or a default under or violation of any material restriction, lien, encumbrance, indenture, Contract, lease, sublease, loan agreement, note or other obligation or liability to which it is a party or by which it is bound or to which any of its assets is subject or result in the creation of any lien or encumbrance upon any of said assets, or (c) violate or result in a breach of or constitute a default under any judgment,

                                      7.

order, decree, rule or regulation of any court or governmental agency to which Seller is subject, and which, in each of clauses (a), (b) and (c) above, would have a Material Adverse Effect.

          3.1.6  Financial Information.

          (a) The Company has delivered to Purchaser the following financial statements and notes (collectively, the "Financial Statements"):

                 (i) The audited balance sheet of the Company as of December 31, 1998, and the related audited statements of operations, statements of stockholders' equity and statements of cash flows of the Company for the year then ended, together with the notes thereto and the unqualified report and opinion of a recognized firm of independent certified accountants relating thereto; and

                 (ii) The unaudited balance sheet of the Company as of December 31, 1999 (the "Unaudited Balance Sheet") and the related unaudited statements of operations, statements of stockholders' equity and statements of cash flows of the Company for the year then ended.

          (b) The Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied in Israel throughout the periods covered (except that the financial statements referred to in Section 3.1.6(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude) and comply with the requirements of all applicable Israeli regulations.

          (c) Except as set forth in Schedule 3.1. 6(c) attached hereto, all proper and necessary books of account, minute books, registers and records have been maintained by the Company, are in its possession and contain accurate information relating to all material transactions to which the Company has been a party, except where the failure to maintain such books of account, minute books, registers and records would not have a Material Adverse Effect on the Company.

          3.1.7 Insurance. Seller has in full force and effect the insurance policies set forth on Schedule 3.1.7 hereto, and will cause such policies or replacement policies that are reasonably comparable to remain in full force and effect until the Closing Date.

          3.1.8 Litigation. Except as set forth in Schedule 3.1.8 attached hereto, there are no actions, suits, proceedings or governmental investigations pending or, to Seller's knowledge, threatened against Seller, at law or in equity or before any court, governmental department, commission, board, agency, authority or instrumentality, domestic or foreign, or that have been, within the last twelve months, settled, dismissed or resolved. Seller is not subject to any judgment, stipulation, order or decree arising from any action, suit, proceeding or investigation.

                                      8.

          3.1.9 Licenses and Permits; Compliance with Laws. Except as set forth in Schedule 3.1.9 attached hereto, Seller owns, holds or possesses in its own name, all licenses and permits necessary to entitle it to carry on and conduct the Business and its operations as presently conducted, except for such licenses and permits the absence of which would not, in the aggregate, have a Material Adverse Effect. Seller is not in violation of or default under any licenses and permits or any judgment, order, writ, injunction or decree of any court or administrative agency issued against it or any statute, law, ordinance, rule or regulation applicable to it, which violations or defaults would, individually or in the aggregate, have a Material Adverse Effect or which would, individually or in the aggregate, interfere materially with the consummation of the transactions contemplated by this Agreement.

          3.1.10 Brokers, Finders. Seller has not retained any broker or finder in connection with the transactions contemplated herein and is not obligated and has not agreed to pay any brokerage or finder's commission, fee or similar compensation, except for the fees payable to Mr. Stewart Rauner or his nominee in the amount of $1,110,000, in the manner described in Section 2.4 above.

          3.1.11  Seller Contracts.

                  (a) Schedule 3.1.11(a) attached hereto identifies each Seller Contract. Seller has delivered to or made available to Purchaser accurate and complete copies of all Seller Contracts identified in Schedule 3.1.11(a) attached hereto. Since January 1, 2000, no material change has been made to any of the terms and conditions of any of the Seller Contracts. Each Seller Contract is valid and in full force and effect.

                  (b) Neither the Seller, nor to the Seller's knowledge, any other Person has violated or breached, or declared or committed any default under, any Seller Contract. No event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (i) result in a violation or breach by Seller of any of the provisions of any Seller Contract, (ii) only with respect to events and/or circumstances regarding Seller, give any Person the right to declare a default or exercise any remedy under any Seller Contract, (iii) only with respect to events and/or circumstances regarding Seller, give any Person the right to accelerate the maturity or performance of any Seller Contract, or (iv) only with respect to events and/or circumstances regarding Seller, give any Person the right to cancel, terminate or modify any Seller Contract. Seller has not received any written or oral communication regarding any actual, alleged, possible or potential material violation or breach of, or material default under, any Seller Contract. Seller has not waived any right under any Seller Contract.

                  (c) Seller is not currently bound by any guarantee nor has it otherwise agreed to cause, insure or become liable for, and the Purchased Assets are not currently pledged to secure, the performance or payment of any obligation or other Liability of any other Person, except for the Permitted Lien.

                  (d) The performance by Seller of the Seller Contracts will not result in any violation of or failure to comply with any Legal Requirement by Seller.

                                      9.

                  (e) No Person is renegotiating or has the right to renegotiate any amount paid or payable to Seller under any Seller Contract or any other term or provision of any Seller Contract.

                  (f) Except as set forth in Schedule 3.1.11(f) attached hereto, Seller has no knowledge of any basis upon which any party to any Seller Contract may object to the assignment to Purchaser of any rights under such Seller Contract or the delegation to or performance by Purchaser of any obligations under such Seller Contract.

                  (g) The Seller Contracts identified in Schedule 3.1.11(a) attached hereto constitute all of the Seller Contracts.

          3.1.12  Title to Purchased Assets.

          (a) Except as set forth in Schedule 3.1.12(a) attached hereto, the Company (i) owns or has the perpetual right to use, free and clear of all liens, claims and restrictions, other than the Permitted Lien, the Intellectual Property, and (ii) to the best knowledge of the Company, such Intellectual Property does not infringe upon or violate any right, lien, or claim of others, including without limitation of its or the Subsidiary's present or former employees or the former employers of all such persons. Except as set forth in
Schedule 3.1.12, the Company is not currently obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

          (b) Except as set forth in Schedule 3.1.12(b) attached hereto, any and all Intellectual Property of any kind which has been developed or, is currently being developed, by any of the Company or the Subsidiary or any employees of the Company or the Subsidiary is the property solely of the Company. The Company has taken security measures to protect the secrecy, confidentiality and value of all the Intellectual Property, which measures are reasonable and customary in the industry in which the Company operates. Each person employed by, or acting on behalf of, the Company who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed the Intellectual Property has entered into a written non-disclosure agreement with the Company regarding ownership and treatment of the Intellectual Property, in a form reasonably satisfactory to the Company.

          (c) Except as set forth in Schedule 3.1.12(c) attached hereto, neither the Company nor, to the best knowledge of the Company, any of its directors, officers or employees has received any communications alleging that the Company has violated or by conducting its business as currently conducted, would violate, any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. Except as set forth Schedule 3.1.12(c), neither the Company nor, to the best knowledge of the Company, any of its directors, officers or employees has received notice nor is it otherwise aware of any infringement of or conflict with asserted rights of others, with respect to any of the Intellectual Property.

                                      10.

          (d) To the best knowledge of the Company, none of the Company's employees, officers or directors are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such persons' best efforts to promote the interests of the Company or that would conflict with the Company's business as conducted and with the Business under the ownership of the Purchaser as proposed to be conducted. To the best knowledge of the Company, neither the execution nor delivery of the Agreement, nor the carrying on of the Company's business by employees of the Company, nor the conduct of the Business under the ownership of the Purchaser as proposed to be conducted, will materially conflict with or result in a material breach of the terms, conditions or provisions of, or constitute a material default under, any contract, covenant or instrument under which any of the Company's employees, officers or directors is now obligated.
It is not, and will not become, necessary to utilize any inventions, and specifically, patent applications, of any of the Company's employees (or people the Company currently intends to hire) made prior to their employment by the Company other than those that have been assigned to the Company pursuant to valid and legally binding instruments of assignment.

          (e) The Intellectual Property constitutes all of the Intellectual Property necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. Except as set forth in schedule 3.1.12(e) attached hereto, the Company has not licensed any of the Company's Intellectual Property to any Person on an exclusive basis, nor has the Company entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Intellectual Property or to transact business in any market or geographical area or with any Person.

          3.1.13 No Consent. Except as set forth in Schedule 3.1.13 attached hereto, no consent, approval, authorization order, filing, registration or qualification of or with any court, governmental authority or third party is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

          3.1.14 Authorization. Seller has full right, power and authority to enter into this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered by Seller and is the valid and binding obligation of Seller enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies, or by applicable bankruptcy or insolvency laws and related decisions affecting creditors' rights generally.

          3.1.15  Absence of Changes.   Except as set forth in Schedule 3.1.15
attached hereto, since December 31, 1999:

                  (a) there has not been any material adverse change in, and no event has occurred that might reasonably be expected to have a Material Adverse Effect on, the business of the Seller or the Purchased Assets.

                                      11.

                  (b) there has not been any material loss, damage or destruction to, or any interruption in the use of the Purchased Assets (whether or not covered by insurance);

                  (c) Seller has not sold or otherwise transferred, leased or licensed, any of the Purchased Assets to any other Person;

                  (d) Seller has not (i) established or adopted any Employee Benefit Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or independent contractors;

                  (e) no Seller Contract has been amended; and

                  (f) Seller has not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses "(c)" through "(e)" above.

          3.1.16 Benefit Plans; All employees' benefit plans, including without limitation pension, profit sharing if applicable, severance, stock option, bonus, group or individual medical, welfare, insurance or other employee benefit plan, were maintained by the Seller, as required by law. The Seller shall pay the employees or for their benefit, within 10 days of the Closing, all amounts due to the employees in connection with such benefit plans, including without limitation severance payments and any other payments due to the employees in connection with the termination of the employment of the employees by the Seller, and not including payments in connection with the employees' option plan, which shall be paid in the manner set forth in Section 5.3 below.

                                   ARTICLE 4

            REPRESENTATIONS AND WARRANTIES OF PURCHASER AND TERAYON

  4.1 Representations and Warranties. Purchaser and Terayon represent and warrants to Seller as follows:

          4.1.1 Organization and Standing. Purchaser is a corporation duly organized and validly existing under the laws of the State of Israel and Terayon is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware. Terayon and Purchaser have all corporate power and authority to carry on the business in which they are engaged and to own or lease and operate their properties. Terayon and Purchaser are qualified to do business and Terayon is in good standing in each state of the United States in which the nature of its business in such jurisdiction would require it to be so qualified except where the failure to so qualify would not have a Material Adverse Effect on the financial condition or results of operations of the Purchaser or Terayon.

          4.1.2   SEC Filings; Financial Statements.

                                      12.

          (a) Terayon has timely filed all required forms, reports and documents with the SEC since August 17, 1998, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the dates such forms, reports, and documents were filed. Terayon and the Purchaser have made available to the Seller accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy statement filed by Terayon with the SEC between August 17, 1998 and the date of this Agreement (the "Terayon SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Terayon SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and
(ii) none of the Terayon SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Terayon is not and has not been required to make any filing with the SEC that has not been made, nor has there been any occurrence involving Terayon, that, but for the passage of time, would necessitate making any such filing.

          (b) The consolidated financial statements contained in the Terayon SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Terayon and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Terayon and its subsidiaries for the periods covered thereby.

          4.1.3 Authorization. Terayon and Purchaser have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Terayon and Purchaser of this Agreement and the consummation of the transactions contemplated hereby (including the contemplated issuance of Common Stock in accordance with this Agreement) have duly authorized by all necessary action on the part of Terayon and Purchaser and their boards of directors. No vote of Terayon's and/or Purchaser stockholders or other corporate proceeding is needed to approve any of the transactions contemplated by this Agreement. All corporate and other proceedings required to be taken on the part of Purchaser and/or Terayon, including, without limitation, all action required to be taken by the directors or shareholders of Purchaser and/or Terayon to authorize Purchaser and Terayon to enter into and carry out this Agreement and to purchase the Purchased Assets, have been duly and properly taken. This Agreement has been duly executed and delivered by Purchaser and is the valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies, or by applicable bankruptcy or insolvency laws and related decisions affecting creditors' rights generally.

                                      13.

          4.1.4 Compliance. Neither the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, will (a) result in the acceleration of, or the creation in any party of any right to accelerate, terminate, modify or cancel any material indenture, Contract, lease, sublease, loan agreement, note or other obligation or liability to which Purchaser and/or Terayon or any of their subsidiaries or affiliates is a party or by which it is bound or to which any of its assets is subject, (b) conflict with or result in a breach of or constitute a default under any provision of the Certificate of Incorporation, By-laws or other organizational or governing instruments of Purchaser and/or Terayon or any of their subsidiaries, or a default under or violation of any material restriction, lien, encumbrance, indenture, Contract, lease, sublease, loan agreement, note or other obligation or liability to which it is a party or by which it is bound or to which any of its assets is subject or result in the creation of any lien or encumbrance upon any of said assets, or (c) violate or result in a breach of or constitute a default under any judgment, order, decree, rule or regulation of any court or governmental agency to which Purchaser and/or Terayon or any of their subsidiaries is subject, and which, in each of clauses (a), (b) and (c) above, would have a Material Adverse Effect on Purchaser and/or Terayon.

          4.1.5 Litigation. There are no actions, suits, proceedings, arbitrations, or investigations pending, or to the best of Purchaser's and Terayon's knowledge, threatened against Purchaser or Terayon, which question the validity of this Agreement or any actions taken or to be taken in connection herewith or the consummation of the transactions contemplated herein, at law or in equity or before any court, governmental department, commission, board, agency, authority or instrumentality, domestic or foreign. Purchaser and Terayon are not subject to any judgment, stipulation, order or decree arising from any action, suit, proceeding or investigation.

          4.1.6 Approvals, etc. All consents, approvals, authorizations and orders (corporate, governmental or otherwise) necessary for the due authorization, execution and delivery by Purchaser and Terayon of this Agreement and the consummation of the transactions contemplated hereby have been obtained or will be obtained prior to the Closing Date.

     The execution, delivery and performance of this Agreement by Purchaser and Terayon do not, and the consummation of the transactions contemplated hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for (i) the approval of the Israeli Securities Authority, (ii) the approval of the Office of the Comptroller of Restrictive Business Practices , and (iii) any such consent, approval, authorization, permission, notice or filing which if not obtained or made could not reasonably be expected to have a Material Adverse Effect on Purchaser or its subsidiaries.

          4.1.7 Brokers, Finders. The Purchaser and Terayon have not retained any broker or finder in connection with the transactions contemplated herein and is not obligated and has not agreed to pay any brokerage or finder's commission, fee or similar compensation.

          4.1.8 Valid Issuance. The Registrable Shares and the Additional Consideration

                                      14.

if paid with shares of Common Stock of Terayon will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and non-assessable, and free of any third party rights with no personal liability attaching to the ownership thereof and free and clear of any liens, claims, encumbrances or third party rights of any kind, and duly registered in the name of Seller, in accordance with the terms of this Agreement and no shareholder of Terayon will have any preemptive right of subscription or purchase in respect thereof. Terayon has sufficient Common Stock authorized and reserved for issuance to the Seller and its designees to enable it to consummate the transactions contemplated hereunder.

          4.1.9 Full Disclosure. This Agreement does not, and the Purchaser and Terayon Closing Certificate will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) to Purchaser's and Terayon's best knowledge, omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

          4.1.10 Compliance with Laws. Purchaser and Terayon are not and have not operated their respective business in violation of or default under any judgment, order, writ, injunction or decree of any court or administrative agency issued against either of them or any statute, law, ordinance, rule or regulation applicable to either of them, which would, individually or in the aggregate, interfere materially with the consummation of the transactions contemplated by this Agreement or have a Material Adverse Effect on the Purchaser or Terayon.

          4.1.11 No Consent. Except as set forth in Schedule 4.1.11 attached hereto, no consent, approval, authorization order, filing, registration or qualification of or with any court, governmental authority or third party is required to be made or obtained by Purchaser and/or by Terayon in connection with the execution by Purchaser and Terayon or the consummation by Purchaser and Terayon of the transactions contemplated hereby.

          4.1.12 Experience; Receipt of Information. Terayon and Purchaser have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks relating to the acquisition of the Purchased Assets, and have reviewed and inspected all of the data and information provided to it by the Company in connection with this Agreement. Terayon and Purchaser have been furnished by the Company with all the documents and information regarding the Company which Terayon has requested, and has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning the Company's business, assets and financial position.

                                      15.

                                   ARTICLE 5

                       COVENANTS AND AGREEMENTS OF SELLER

     5.1 Conduct of Business. During the Pre-Closing Period, except as contemplated by this Agreement or referred to in the disclosure schedule attached hereto, and except as may be necessary to carry out the transactions contemplated by this Agreement or any transaction contemplated by or relating to any of the contracts or other matters referred to in this Agreement or the disclosure schedule attached hereto, without the prior written consent of the Purchaser, Seller or Subsidiary shall not:

          (One) voluntarily permit to be incurred any lien or encumbrance on any of the Purchased Assets;

          (b) increase the rate of compensation for any of the Company's or Subsidiary's Employees, except for increases in the ordinary course and consistent with past practices, or otherwise enter into or alter any employment, consulting, or service agreement respecting the Business;

          (c) commence, enter into, or alter any profit sharing, deferred compensation, bonus stock purchase, pension, retirement, or incentive plan or any fringe benefit plan for the Company or Subsidiary Employees;

          (d) sever or terminate any of the Company or Subsidiary Employees except for cause in the ordinary course of the Business, and pursuant to Section 5.3;

          (e)   dispose of any of the Purchased Assets;

          (f)   enter into any transaction in connection with the Purchased
                Assets;

          (g) enter into or commit to any joint venture, teaming arrangement or similar arrangement relating to the Business;

          (h) commence any material legal proceeding with respect to the Business; or

          (i) agree or commit to take any of the actions described in the foregoing clauses.

     Notwithstanding the foregoing, the Seller may take any action described in clauses "(a)" through "(i)" above if Purchaser gives its prior written consent to the taking of such action by the Seller, which consent will not be unreasonably withheld or if such action is taken at the written request of Terayon or the Purchaser. The parties agree that, unless otherwise agreed to in writing by the Purchaser, during the Pre-Closing Period the Company shall operate solely as a subcontractor of the Purchaser and Terayon and shall devote and dedicate all its employees, time and efforts to the assignments, services and projects requested of it by the Purchaser and/or

                                      16.

Terayon, except for the performance of the Company's obligations in connection with the agreements described in Section 2.9 above to the extent set forth in
Schedule 2.9(a). The Purchaser shall pay the Company in cash for these services, assignments and projects by covering all the costs (including without limitation, employees' salaries and payments to Company's suppliers) when incurred by the Company in the performance of such services, assignments and projects; provided, however, that any source codes or other intellectual property in connection with these services shall be delivered to the Purchaser only at the Closing. All said payments shall be paid to the Company by the Purchaser by no later than two business days following the date on which the Purchaser receives from the Company: (i) with respect to employees' salaries - a copy of the Company's accounting report evidencing the payments of such salaries, or (ii) with respect to other payments - the applicable invoices.

  5.2     Notification; Updates to Disclosure Schedule

          (a) During the Pre-Closing Period, the Seller, the Purchaser and Terayon shall promptly notify the other parties hereto, in writing, of:

                (i) the discovery by such party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or breach of any representation or warranty made by such party in this Agreement;

                (ii) any breach of any covenant or obligation of such party contained herein; and

                (iii) the discovery by such party of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 7 impossible or unlikely.

          (Two) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.2(a) requires any change in the disclosure schedules attached hereto or in any of the Schedules detailed above, or if any such event, condition, fact or circumstance would require such a change assuming the disclosure schedule or in any of the Schedules detailed above were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company, the Purchaser or Terayon, as applicable, shall promptly deliver to the other parties hereto an update to the disclosure schedule specifying such change. No such update shall be deemed to supplement or amend the disclosure schedule or in any of the Schedules detailed above for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Seller or by the Purchaser in this Agreement, or (ii) determining whether any of the conditions set forth in Section 7.1 or 7.2 has been satisfied.

                                      17.

     5.3 Termination of Employment of Employees. Seller will terminate the employment of each of the Company's and the Subsidiary's Employees identified on Exhibit C immediately prior to the Closing in conjunction with the signing of new employment agreements between the Purchaser and such Employees. Mr. Dmitry Gorshevsky shall be employed by the Purchaser for a period of one year.

     Terayon shall provide to the employees of the Company detailed in Exhibit C such employee benefit plans, programs and arrangements, as are generally made available to Israeli employees of Terayon, as detailed in Exhibit L attached hereto, and shall provide to the employees of the Subsidiary detailed in Exhibit C such employee benefits plans, programs and arrangements as detailed in Exhibit K hereto.

     In addition to the above, the vested and unvested options granted to the Company's employees to purchase Ordinary Shares of the Company shall be canceled and the Purchaser shall cause Terayon to issue to the employees listed on Exhibit C, on a net issuance basis, shares and options to purchase such number of shares of Common Stock of Terayon (the "Employee Consideration"), as set forth opposite such employee's name in Schedule C (such number to be determined in the same manner as set forth in Section 2.2 above). One third (1/3) of the Employee Consideration shall be paid to the Company's employees at the Closing, by either cash or the delivery by the Purchaser of shares of Common Stock of Terayon having the value (determined in accordance with Section 2.2) of such amount (at the Purchaser's sole discretion). The remaining two thirds (2/3) of the Employee Consideration shall be in the form of options to purchase shares of Common Stock of Terayon, of which one half (1/2) shall vest at the end of the first year following the Closing and one half (1/2) shall vest at the end of two years following the Closing. Notwithstanding the foregoing, the part of the Employee Consideration issued by Terayon to Mr. Dmitry Gorshevsky shall be delivered as follows: One half (1/2) shall be delivered at the Closing, by either cash or the delivery by the Purchaser of shares of Common Stock of Terayon having the value (determined in accordance with Section 2.2) of such amount (at the Purchaser's sole discretion) and one half (1/2) shall be in the form of options to purchase shares of Common Stock of Terayon that shall vest at the end of the first year following the Closing. It is explicitly acknowledged by the Purchaser and Terayon that Mr. Dmitry Gorshevsky shall not be obligated to be employed by the Purchaser or Terayon for a period exceeding 12 months following the Closing, unless otherwise agreed by Mr. Dmitry Gorshevsky.

     Notwithstanding the foregoing, in the event that the Purchaser shall terminate the employment of any of the employees whose names are set forth in Schedule C attached hereto, within one year following the Closing, for any reason other than for "Cause", then such employee shall be entitled to receive, within 30 days following the termination of his employment, the Terayon Options which were granted to such employee as a substitute for a number of the employee's options in the Company equal to the difference between such employee's vested options as of the Closing and the shares it received on the Closing. For these purposes, "Cause" shall mean circumstances, under which the employee would not be entitled to severance pay under Israel's Severance Pay Law [5723 - 1963] or the refusal to carry out the instructions of the Purchaser's Board of Directors.

                                      18.

     5.4 Employment and Non competition Agreements. Seller shall use commercially reasonable efforts to cause each of the individuals identified on Exhibit C to execute and deliver to the Purchaser and Terayon, at the Closing, an Employment Agreement in the form of Exhibit D and a Non-competition Agreement in the form of Exhibit E.

     5.5  Customer Records and Information

          5.5.1 Purchaser and Terayon agree that all documents delivered to Purchaser by Seller pursuant to this Agreement and all documents connected with the Business (including, but not limited to, files, books and records) shall after the Closing be open for inspection by representatives of Seller at any time during regular business hours and upon providing reasonable advance notice for reasonable and necessary purposes until such time as documents are destroyed or possession thereof is given to the other party as provided for in Section
5.5.2 herein and that Seller may during such period at its expense make such copies thereof as it may reasonably request. Seller agrees that all documents that are retained by Seller after the Closing Date and that are related to the Business (other than tax records of Seller) shall be open for inspection by representatives of Purchaser at any time during regular business hours and upon providing reasonable advance notice until such time as documents are destroyed or possession thereof is given up to the other party as provided for in Section
5.5.2 herein and that Purchaser may during such period at its expense make such copies thereof as it may reasonably request.

          5.5.2 Without limiting the generality of Section 5.5.1, for a period ending on the sixth anniversary of the Closing Date, neither Purchaser and/or Terayon nor Seller shall destroy or give up possession of any item referred to in Section 5.5.1 hereof without first offering to the other, the opportunity, at such other's expense (but without any other payment), to obtain the same. Thereafter each party shall be free to dispose of such items as it deems fit.

          5.5.3 Purchaser and Terayon shall use reasonable efforts to afford Seller access to Employees who were previously employees of Seller, and remain in the employ of Purchaser or its affiliates, as Seller shall reasonably request for its proper corporate purposes, including, without limitation, the defense of legal proceedings. Such access may include interviews or attendance at depositions or legal proceedings. All out-of-pocket expenses reasonably incurred by Purchaser in connection with this Section 5.5.3 shall be paid or promptly reimbursed by Seller.

     5.6  Covenant Not to Compete.

          (a) Seller agrees that, as part of the consideration for the payment by Purchaser of the Purchase Consideration, for a period of three years immediately following the Closing Date, with respect to Seller, and , for a period of two years immediately following the Closing Date, with respect to Mr. Dmitry Goroshevsky, neither Seller nor any of its subsidiaries, nor Mr. Dmitry Goroshevsky, will, directly or indirectly, operate, perform, have any interest in or otherwise be engaged in or concerned with a business which develops, manufactures, prepares, sells, installs or distributes products or performs services in competition with the Business of the Company as conducted on the Closing Date. For these purposes, ownership of securities of a company whose securities are publicly traded on a recognized securities exchange not in excess

                                      19.

of 10% of any class of such securities shall not be considered to be competition with the Business of the Company. For avoidance of doubt, the fulfillment of Seller's obligations arising out of the agreements described in Section 2.8 hereof, shall not be considered as competition with the Business of the Company.

          (b) Seller acknowledges that the restrictions on its activities under
Section 5.6(a) are necessary for the reasonable protection of Purchaser and constitute a material inducement to Purchaser's entering into and performing this Agreement. Seller shall procure the execution of a non-compete and non-solicitation agreement by Mr. Dmitry Goroshevsky, in the form attached hereto as Schedule L. Seller further acknowledges, stipulates and agrees that a breach of any such obligations and agreements will result in irreparable harm and continuing damage to Purchaser for which there will be no adequate remedy at law and further agrees that in the event of any breach of said obligations and agreements, Purchaser shall be entitled to injunctive relief and to such other relief as is proper under the circumstances.

                                   ARTICLE 6

                      ADDITIONAL COVENANTS OF THE PARTIES

  6.1 Reasonable Efforts to Close. During the period commencing on the date of the execution of this Agreement and continuing until the Closing Date, Purchaser, Terayon and Seller shall use their reasonable efforts to make any fillings or obtain any consents and comply promptly with all requests or requirements which applicable law or governmental officials may impose on them with respect to the transactions which are the subject of this Agreement, and to consummate such transactions as promptly as practicable. The reasonable efforts of Purchaser, Terayon and Seller shall include, without limitation, good faith response, in cooperation with each other, to all requests for information, documentary or otherwise, by any governmental agency. Accordingly, immediately after the signing, the parties shall file with the Office of the Controller of Restrictive Business Practices of Israel, an amalgamation notice pursuant to
Section 19 of the Restrictive Business Practices Law (1988).

  6.1(a) Terayon Obligation. Terayon agrees that in each case where, in this Agreement, the Purchaser undertook to cause Terayon to act in a certain manner, Terayon undertakes to so act.

  6.2 Registration Statements. Terayon shall, as promptly as practicable, prepare a report on Form 8-K under the Exchange Act with respect to this Agreement and the transactions contemplated hereunder which will be subject to review and reasonable comments of the Sellre following the Closing. In addition, Terayon shall, promptly following the Closing Date, and in any case not later than 5 (five) business days following the Closing, prepare and file with the SEC a registration statement on Form S-3 under the Securities Act (the "Registration Statement") permitting resales of the Acquisition Shares and the Additional Shares (together, the "Registrable Shares") by the Seller and/or its designee(s) (pursuant to Section 2.2A above). Terayon will, and will cause its accountants and lawyers to, cause the Registration Statement to be declared effective as soon as possible after filing with the SEC, but in no event later than sixty

                                      20.

(60) days following the Closing, so that the Registrable Shares shall be tradable by Seller and/or its designee(s) and shall not be subject to any lock up provision, continuously following the date on which the Registration Statement is declared effective by the SEC, and Terayon will duly file any and all periodic reports required. The Registration Statement shall be kept effective continuously for a period of eighteen months following the date on which the Registration Statement is declared effective by the SEC. Terayon shall respond promptly to SEC questions, comments and requests, if any, to amend the Registration Statement and instruct its consultants, including, as required, lawyers and accountants, to do the same. The Form 8-K and Forms S-3 shall be prepared to comply in all material respects with the applicable published rules and regulations of the SEC, including the preparation of the financial statements and exhibits required thereunder. None of the information supplied or to be supplied by Terayon for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. If at any time prior to the date on which the Registration Statement is declared effective by the SEC any event in respect of Terayon, its officers and directors, or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Registration Statement, Terayon shall promptly so advise the Seller and such event shall be so described, and any such amendment or supplement to the Registration Statement (which the Seller's Representative shall have a reasonable opportunity to review) shall be promptly filed with the SEC by Terayon. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Terayon shall notify the Seller immediately upon the Registration Statement becoming effective. The Seller and/or its designee(s) shall be entitled to sell the Registrable Shares immediately upon the effectiveness of the Registration Statement.

  6.3 Disclosures, Press Releases. The parties shall remain subject to the terms of that certain Non-Disclosure Agreement between the Terayon and the Seller dated as of January 2, 2000. During the Pre-Closing Period, Purchaser, Terayon and Seller will keep the terms of this Agreement and the transactions contemplated hereunder strictly confidential. Accordingly, during the Pre-Closing Period, except as required by law, neither Seller nor Purchaser, without the prior written consent of the other, will make any press release or any similar public announcement concerning the transactions contemplated hereby. In addition, during the Pre-Closing Period, other than as necessary to obtain any consent required to consummate the transactions contemplated hereunder or as required by law, no written or oral announcement or private disclosure with respect to the transactions contemplated hereby will be made to any person unrelated to Seller or Purchaser unless jointly approved by Seller and Purchaser. If disclosure is required by law, the disclosing party shall consult in advance with the other party and attempt in good faith to reflect such other party's concerns in the required disclosure.

  6.4 Non-Solicitation. Seller agrees that neither it nor its Subsidiary, nor Mr. Dmitry Goroshevsky, shall, for a period of three years from the Closing Date, directly or indirectly hire or solicit for employment any Business Employee that will have hired by Terayon on or after the Closing Date.

                                      21.

                                   ARTICLE 7

                      CLOSING CONDITIONS AND TRANSACTIONS

  7.1 Conditions Precedent to the Obligations of Purchaser. The obligations of Purchaser under this Agreement are subject to the fulfillment by Seller prior to or at the Closing of each of the following conditions, any one or more of which may be waived by Purchaser:

          7.1.1 No Injunctive Proceedings. No preliminary or permanent injunction or other order (including a temporary restraining order) of any court or other governmental agency which prevents the consummation of the transactions which are the subject of this Agreement or prohibits Purchaser's ownership of the Purchased Assets shall have been issued and remain in effect.

          7.1.2 Accuracy of Representations. Each of the representations and warranties made by the Seller in this Agreement and in each of the other agreements and instruments delivered to the Purchaser or Terayon in connection with the transactions contemplated by this Agreement shall be accurate in all material respects as of the Closing Date as if made on the Closing Date except for items that speak as of a specific date, that are specifically permitted by this Agreement or consented to in writing by the Purchaser or Terayon, or that are disclosed by Seller to the Purchaser and Terayon prior to the Closing Date.

          7.1.3 Performance of Covenants. All of the covenants and obligations that the Seller is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects; provided however that any noncompliance or nonperformance that results from Terayon's and/or the Purchaser's activities shall not constitute noncompliance or nonperformance by the Seller for the purposes of this Section 7.1.3.

          7.1.4 Consents and Approvals. All consents and approvals required to be obtained in connection with this Agreement and the transactions contemplated by this Agreement (including, without limitation, the unconditional approval of an amalgamation notice under Section 19 of the Restrictive Business Practices Law (1988)) shall have been obtained and shall be in full force and effect, other than those consents that, if not obtained and in full force and effect, would not result in a Material Adverse Effect or would not prevent the consummation of the transactions contemplated hereunder.

          7.1.5 Agreements and Documents. The Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect:

                 (a) Copies of resolutions of the General Meeting of the Shareholders of the Seller and the Board of Directors of Seller, certified by the Chairman of the Board of Directors of the Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

                                      22.

                 (b) The Employment Agreements in the form of Exhibit D, executed by all but four (or less) of the individuals identified on Exhibit C, provided however that the Employees who shall not sign such Employment Agreement are not identified on Exhibit C as Employees whose employment by the Purchaser is a condition to Closing;

                 (c) Non-competition and non-solicitation Agreements in the form of Exhibit E, executed by each of the individuals identified on Exhibit C and by Mr. Dmitry Goroshevsky;

                 (d) confidential invention and assignment agreements, reasonably satisfactory in form and content to the Purchaser, executed by all of the Seller's and Subsidiary's (1) employees who have not already signed such agreement, and (2) consultants and independent contractors who have not already signed such agreement; provided that no such agreements will be required of the Persons identified in clauses (1) and (2) whose jobs or services provided did not materially relate to the Purchased Assets;

                 (e) fully executed Escrow Agreement (the "Escrow Agreement") in the form and substance reasonably satisfactory to counsel for the Purchaser and counsel for the Seller, which shall contain, without limitation, provisions regarding the following: (i) the release of the Escrow Shares upon the termination of a nine (9) month period commencing on the Closing Date, (ii) provisions enabling the Seller to instruct the Escrow Agent as to the sale of the Escrow Shares (with the proceeds of such sale(s) to be deposited in the Escrow in lieu of the Escrow Shares), and (iii) such other terms and conditions as are standard and customary in transactions of this nature;

                 (f) a legal opinion of Ravillan, Volovelsky, Dinstein, Sneh & Co., dated as of the Closing Date, in a form reasonably satisfactory to counsel for the Purchaser; and

                 (g) a compliance certificate, dated as of the Closing Date, executed by Seller's duly authorized representative certifying that: (1) each of the representations and warranties set forth in Section 3 is accurate in all respects as of the Closing Date as if made on the Closing Date and (2) the conditions set forth in Sections 7.1.2 , 7.1.3 and 7.1.4 hereof have been duly satisfied.

  7.2 Conditions Precedent to the Obligations of Seller. The obligations of Seller under this Agreement are subject to the fulfillment by Purchaser prior to the Closing of each of the following conditions, any one or more of which may be waived by Seller:

          7.2.1 No Injunctive Proceedings. No preliminary or permanent injunction or other order (including a temporary restraining order) of any state or federal court or other governmental agency which prevents the consummation of the transactions which are the subject of this Agreement or prohibits either Purchaser's ownership of the Purchased Assets or the delivery of the Purchase Consideration shall have been issued and remain in effect.

          7.2.2 Representations and Warranties. Each of the representations and warranties made by the Purchaser and/or Terayon in this Agreement and in each of the other

                                      23.

agreements and instruments delivered to Seller in connection with the transactions contemplated by this Agreement shall be accurate in all material respects as of the Closing Date as if made on the Closing Date except for items that refer to a specific date or are specifically permitted by this Agreement or consented to in writing by the Seller.

          7.2.3 Shareholder Approval. The transactions contemplated hereby shall have been approved by the general meeting of the shareholders of the Company.

          7.2.4 Consents, etc. All consents and approvals required to be obtained in connection with this Agreement and the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, other than those consents that, if not obtained and in full force and effect, would not result in a Material Adverse Effect or would not prevent the consummation of the transactions contemplated hereunder.

          7.2.5 Performance of Agreements, Instruments of Transfer. Purchaser and Terayon shall have fully performed in all material respects all obligations, agreements, conditions and commitments required to be fulfilled by Purchaser and/or Terayon on or prior to the Closing Date and shall have delivered to Seller the documents, instruments and certificates listed below or required by
Article 8 herein.

                 (a) a letter executed by Boston Equiserve, L.P., as Transfer Agent, Registrar and Exchange Agent (the "Transfer Agent") of the Terayon Common Stock, stating that it has received irrevocable instructions from Terayon to issue the Registrable Shares in the name of the Seller, and that it will forward validly executed share certificates covering the Common Stock, in the name of the Seller;

                 (b) fully executed Escrow Agreement;

                 (c) The Employment Agreements in the form of Exhibit D executed by all but four (or less) of the individuals identified on Exhibit C, provided however that the Employees who shall not sign such Employment Agreement are not identified on Exhibit C as Employees whose employment by the Purchaser is a condition to Closing;

                 (d) Non-competition Agreements in the form of Exhibit E for each of the individuals identified on Exhibit C;

                 (e) a legal opinion of each of Cooley Godward llp, and Naschitz, Brandes & Co., in forms reasonably satisfactory to counsel for the Seller;

                 (f) a compliance certificate, dated the Closing Date, executed by Purchaser's Chief Executive Officer certifying that: (1) each of the representations and warranties set forth in Section 4 is accurate in all respects as of the Closing Date as if made on the Closing Date and (2) the conditions set forth in Sections 7.2.2 , 7.2.3, and 7.2.4 hereof have been duly satisfied; and

                 (g) a draft of the Registration Statement referred to in
Section 6.2 above.

                                      24.

     7.3  Non-Compliance with and Termination of this Agreement.

                 (a) Each of the parties hereto agrees to use its reasonable efforts to bring about the satisfaction of the conditions required to be performed by it hereunder prior to and at the Closing, including, without limitation, compliance with the requirements of Section 6.2 hereof.

                 (b) This Agreement may be terminated at any time prior to the Closing without any liability of any party to the other:

                     (i) by the mutual agreement of the Purchaser, Terayon and the Seller, provided such termination is set forth in writing and executed by all parties;

                     (ii) by the Purchaser or Terayon if the Closing has not taken place on or before April 15, 2000 (other than as a result of any failure on the part of the Purchaser or Terayon to comply with or perform any covenant or obligation of the Purchaser or Terayon set forth in this Agreement or in any other agreement or instrument delivered to Seller);

                     (iii) by the Seller if the Closing has not taken place on or before April 15, 2000 (other than as a result of any failure on the part of the Seller to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to the Purchaser or Terayon);

     7.4 Termination Procedures. If either the Purchaser or Terayon wishes to terminate this Agreement pursuant to Section 7.3(b)(ii), the Purchaser and Terayon, shall deliver to the Seller (with a copy to Company's counsel) a written notice stating that Terayon and Purchaser are terminating this Agreement and setting forth a brief description of the basis on which they are terminating this Agreement. If the Seller wishes to terminate this Agreement pursuant to
Section 7.3(b)(iii), the Seller shall deliver to the Purchaser and Terayon (with a copy to their counsel) a written notice stating that the Seller is terminating this Agreement and setting forth a brief description of the basis on which the Seller is terminating this Agreement.

     7.5  Effect of Termination.  If this Agreement is terminated pursuant to
Section 7.3, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) none of the Seller, the Purchaser or Terayon shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to Section 6.3, and
(c) Terayon and/or Purchaser shall bear and pay all payments due in connection with the operation of the Company's business, as set forth in Section 5.1 above, during the period commencing on the date of signing of this Agreement and ending upon the Date of Termination.

                                      25.

                                   ARTICLE 8

                               Closing Documents

     8.1 Seller's Obligations. On the Closing Date, in addition to the agreements, documents and certificates required pursuant to Section 7.1.5 hereof, Seller shall deliver to Purchaser physical possession of all tangible material connected with the Purchased Assets and shall execute and/or deliver to Purchaser all of the following:

          8.1.1 Resolutions. Copies of resolutions of the Board of Directors of Seller and the General Meeting of the Shareholders of Seller, certified by the Chairman of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

          8.1.2 Bill of Sale. A bill of sale, duly executed by Seller, in the form attached as Exhibit I hereto, sufficient to convey, transfer and assign to Purchaser all right, title and interest of Seller in and to the Purchased Assets free and clear of liens, claims, encumbrances and security interests, in accordance with this Agreement.

          8.1.3 Assignments. Assignments of the Purchased Assets, including all required licenses and permits, duly executed by Seller, in form and substance reasonably satisfactory to the Purchaser, and all consents which Seller is able to obtain therefor, or permitted alternate arrangements with respect thereto (other than in connection with the Agreements described in Section 2.8 above), such consents to be in form and substance reasonably satisfactory to counsel for Purchaser.

          8.1.4 Guarantee Letter. A Letter of Guarantee in the form attached hereto as Exhibit J, executed by each of the shareholders of the Seller (as of the date of Closing) to secure, severally and not jointly, in each case in accordance with the proportion of each such shareholder's proportionate shareholding in the Company, the fulfillment of the indemnification obligations provided herein by the Seller with respect to any inaccuracy or breach in the representations or warranties of the Company set forth in the second sentence of
Section 2.6 and in Sections 3.1.6, 3.1.8, 3.1.9, 3.1.11, 3.1.12, 3.1.14 and
3.1.15. Notwithstanding the foregoing, in the event that certain shareholders of the Company (the aggregate percentage holding of which do not exceed 40% of the Company's share capital) do not sign the Letter of Guarantee described above, the number of Escrow Shares shall be increased by a number of shares equal to 5% multiplied by the portion of the Acquisition Shares multiplied by the percentage of the Company's share capital held by the shareholders who have not signed the Letter of Guarantee.

          8.1.5 Exemption from Withholding Tax At Source. Approval from the Israeli Income Tax Commission exempting any payment(s) to the Seller from withholding tax at source and an approval of the maintenance of books of accounting.

     8.2 Joint Obligations. The parties will deliver each to the other the certificates, records, schedules, and the other documents required by the terms of this Agreement.

                                      26.

                                   ARTICLE 9

                                INDEMNIFICATION

     9.1  Survival of Representations, Etc

          (a) The representations and warranties made by the Seller (including the representations and warranties set forth in Section 4 and the representations and warranties set forth in the Company Closing Certificate) shall survive the Closing until the end of nine (9) months following the Closing Date (the "Survival Period"); provided, however, that if, at any time prior to the end of the Survival Period, any Indemnitee (acting in good faith) delivers to the Seller a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under
Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Survival Period until such time as such claim is fully and finally resolved.

          (b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees. (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the disclosure schedule shall be deemed to be a representation and warranty made by the Seller in this Agreement. (d) The representations and warranties made by the Purchaser and Terayon (including the representations and warranties set forth in Section 4 and the representations and warranties set forth in the Purchaser's and Terayon's Closing Certificate) shall survive the Survival Period; provided, however, that if, at any time prior to the end of the Survival Period, the Seller (acting in good faith) shall deliver to the Purchaser or Terayon a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Purchaser or Terayon (and setting forth in reasonable detail the basis for the Seller's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under
Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Survival Period until such time as such claim is fully and finally resolved.

          (e) The representations, warranties, covenants and obligations of the Purchaser and Terayon, and the rights and remedies that may be exercised by the Seller, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, the Seller.

     9.2  Indemnification.

                                      27.

          (a) From and after the Closing Date (but subject to Section 9.1(a)), the Indemnitees may seek indemnification first from the Escrow Fund and only thereafter, subject to Sub-Sections 9.5 (a) and (b), from the Seller, for any Damages that are directly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which are from or as a result of, or are directly connected with: (i) any inaccuracy in or breach of any representation or warranty of Seller in this Agreement; (ii) any material inaccuracy in or breach of any representation or warranty set forth in this Agreement as if such representation and warranty had been made on and as of the Closing Date, provided that in the event of such breach, the indemnification shall be limited to the Escrow Fund (iii) the non fulfillment of any covenant, undertaking, agreement or other obligation of Seller under this Agreement; or
(iv) any non compliance by Seller with bulk sales laws or similar laws which may be applicable to the sale or transfer of the Purchased Assets.

          (b) From and after the Closing Date (but subject to Section 9.1(d)), the Seller may seek indemnification from the Purchaser or Terayon (subject to Sub-Sections 9.5(c) and (d)) for any Damages that are directly or indirectly suffered or incurred by the Seller or to which the Seller may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly connected with:
(i)  any inaccuracy in or breach of any representation or warranty set forth in
Section 5; (ii) any material inaccuracy in or breach of any representation or warranty set forth in Section 5 as if such representation and warranty had been made on and as of the Closing Date; or (iii) the non fulfillment of any covenant, undertaking, agreement or other obligation of the Purchaser or Terayon under this Agreement.

          9.3 Defense of Third Party Claims. In the event of the commencement by any Person of any claim or Legal Proceeding (whether against the Seller, against Terayon, against the Purchaser or against any other Person) with respect to which any of the Indemnitees shall have the right to seek indemnification pursuant to this Section 9, the Purchaser or Terayon shall promptly notify the Seller of such claim or Legal Proceeding, and the Seller shall be entitled to control the defense of such form of action, provided however, that (i) the Purchaser or Terayon may elect to participate in the defense of such claim or Legal Proceeding and (ii) the Seller shall have to acknowledge, as a precondition to its control of such claim or Legal Proceeding, its full indemnification obligation with respect thereto. Notwithstanding the foregoing, if the Purchaser or Terayon control the defense of any such claim or Legal Proceeding, then: (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid out of the Escrow Fund; and

          (b) in the event that the Purchaser or Terayon control the Legal Proceeding, the Purchaser or Terayon shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Seller; provided, however, that such consent shall not be unreasonably withheld.

The Purchaser or Terayon shall give the Seller prompt notice of the commencement of any such action or Legal Proceeding against the Purchaser or Terayon; provided, however, that any failure

                                      28.

on the part of the Purchaser or Terayon to so notify the Seller shall limit the rights of the Indemnitees under this Section 9 only to the extent that such failure has prejudiced the defense of such Legal Proceeding.

     9.4 Exercise of Remedies by Indemnitees Other Than Terayon. No Indemnitee (other than the Purchaser or Terayon or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser or Terayon (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

     9.5  Limitations on Indemnification.

          (a) Except as specifically set forth herein, the maximum amount of indemnifiable Damages that may be recovered from the Seller arising out of or resulting from Section 9.2(a) shall be an amount equal to the Purchase Consideration, net of any and all Tax payments, whether already paid or which are at such time payable.

          (b) Notwithstanding anything to the contrary contained in this Agreement, no Indemnitee shall be entitled to seek indemnification from the Seller under this Agreement with respect to any Damages arising out of or resulting from Section 9.2(a), until the aggregate amount of such Damages exceeds two hundred thousand US dollars ($200,000), and where such damages exceed two hundred thousand US dollars ($200,000), the Indemnitees shall be entitled to indemnification in full (with no deduction of the two hundred thousand US dollars ($200,000)), subject to the provisions of Section 9.5(a).

          (c) Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of indemnifiable Damages that may be recovered from the Purchaser and Terayon arising out of or resulting from Section 9.2(b) shall be an amount equal to the Purchase Consideration.

          (d) Notwithstanding anything to the contrary contained in this Agreement, the Seller shall not be entitled to seek indemnification from the Purchaser or Terayon under this Agreement with respect to any Damages arising out of or resulting from Section 9.2(b), until the aggregate amount of such Damages exceeds two hundred thousand US dollars ($200,000), and where such damages exceed two hundred thousand US dollars ($200,000), the Seller shall be entitled to indemnification in full (with no deduction of the two hundred thousand US dollars ($200,000)), subject to the provisions of Section 9.5(c).

     9.6 Escrow Fund Claims. Pursuant to the aforementioned provisions of this Section 9, Indemnitees may be entitled to seek indemnification from the Escrow Fund subject to the delivery, within the Survival Period, of a notice to the Escrow Agent, which shall specify the individual Damages for which such indemnification is sought, the date upon which such Damages arose, and the relevant misrepresentation, breach of warranty or claim in relation thereto (the "Notice"), a copy of which shall simultaneously be sent to the Seller. Within a period of thirty (30) days following the Seller's receipt of the Notice, the Seller shall send a responding notice to the applicable Indemnitee(s) and the Escrow Agent, which shall specify whether the

                                      29.

Seller agrees or disagrees with the Notice. In the event that the Seller agrees with the Notice, the Escrow Agent shall deliver to the applicable Indemnitee(s), assets held in the Escrow Fund with a value equivalent to that of the Damages detailed in the Notice. In the event that the Seller disagrees with the Notice, such dispute shall be resolved in the manner set forth in Section 10.6 below.

     9.7  Access.   In any event of an indemnification claim as aforementioned in this Section 9, Indemnitees shall provide the Seller with full access to the books, records, and any other documentation and assets of the Company, which are connected to such claim, and Indemnitees shall fully cooperate with the Seller in any event of third party claims as detailed in Section 9.3 above.

     9.8 Exclusive Remedies. The parties acknowledge and agree that their sole and exclusive remedies (except in the case of fraud, in which case the injured party reserves all rights available to it under the law with respect to the party committing such fraud) with respect to any and all claims relating to the subject matter of this Agreement and the other agreements, documents and certificates specifically contemplated by this Agreement shall be pursuant to the indemnification provisions set forth in this Section 9 and specific performance as contemplated by Section 10.5 below.

     9.9 Prospectus Indemnification. Notwithstanding anything to the contrary in this Agreement, in the event any shares of Common Stock are included in a registration statement of Terayon:

          (a) To the extent permitted by law, Terayon and/or Purchaser will indemnify and hold harmless the Seller, the, officers, directors and legal counsel of Seller, any underwriter (as defined in the Securities Act) for the Seller and each person, if any, who controls the Seller or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation") by Terayon: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by Terayon of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and Terayon will reimburse such Seller, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 9.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Terayon, which consent shall not be unreasonably withheld, nor shall Terayon be liable in any

                                      30.

such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon or in conformity with written information furnished expressly for use in connection with such registration by such Seller, partner, officer, director, underwriter or controlling person of the Seller.

          (b) To the extent permitted by law, the Seller will, if Common Stock held by the Seller are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless Terayon, each of its directors, its officers, and legal counsel and each person, if any, who controls Terayon within the meaning of the Securities Act and any underwriter selling securities under such registration statement, against any losses, claims, damages or liabilities (joint or several) to which Terayon or any such director, officer, controlling person, or underwriter may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon or in conformity with written information furnished by the Seller specifically for use in connection with such registration; and such Seller will reimburse any legal or other expenses reasonably incurred by Terayon or any such director, officer, controlling person or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action if it is finally judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 9.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Seller, which consent shall not be unreasonably withheld.

          (c) Promptly after receipt by an indemnified party under this Section
9.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 9.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 9.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 9.7.

          (d) If the indemnification provided for in this Section 9.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying

                                      31.

such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

           (e) The obligations of Terayon and the Seller under this Section 9.9 shall survive completion of any offering of Common Stock in a registration statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.


                                  ARTICLE 10

                                 MISCELLANEOUS

     10.1 Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     10.2 Notices. All notices, requests, demands and other communications given hereunder (collectively, "Notices") shall be in writing and personally delivered, sent by facsimile or mailed by registered or certified mail, postage prepaid, as follows:

           (a)  If to Purchaser or Terayon at:

                Terayon Communication Systems, Inc.
                2952 Bunker Hill Lane
                Santa Clara, CA 95054
                Attn:  Edward Lopez, General Counsel
                Facsimile:

                with a copy to:

                Cooley Godward llp
                One Maritime Plaza, 20th Floor

                                      32.

                San Francisco, CA 94111
                Attn:  Karyn S. Tucker
                Facsimile: (415) 951-3699

                and

                Naschitz, Brandes & Co.
                5 Tuval Street
                Tel Aviv, Israel
                Attn:  Sharon Amir, Adv.
                Facsimile: 972-3-6235021


          (b)   If to Seller at:

                Internet Telecom Ltd.
                10 Lunz Street
                Jerusalem, Israel
                Attention: Mr. Dmitry Goroshevski
                Facsimile:


                with a copy to:

                Ravillan, Volovelsky, Dinstein, Sneh & Co.,
                Mozes House, 76 Rothschild Blvd.
                Tel Aviv, Israel
                Attention:  Shai Cohen, Adv.
                Facsimile:

                and:

                McDermott, Will & Emery

                50 Rockefeller Plaza

                New York, NY 10020

                Attention: Cheryl V. Reicin, Esq.

                Facsimile: 212-547-5444

                                      33.

           (c) All notices shall be deemed delivered when actually received if personally delivered or sent by facsimile or three days after having been placed in the mail, addressed in accordance with Sections 10.2(a) or 10.2.(b) hereof, as the case may be, provided that any notice sent by facsimile must immediately be placed in the mail. Each of the parties shall hereafter notify the other in accordance with this Section 10.2 of any change of address to which notice is required to be mailed.

     10.3 Assignment and Amendment of Agreement. This Agreement shall be binding upon the respective successors and assigns of the parties hereto. This Agreement may be amended only by written agreement of the parties hereto, duly executed by an authorized representative of each of the parties hereto. Neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party.

     10.4 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

     10.5  Waiver.

           (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

           (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     10.6 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Israel (without giving effect to the conflict of laws principles). Each party to this Agreement consents to the exclusive jurisdiction and venue of the courts of District of Tel Aviv Jaffa in the state of Israel.

     10.7 Failure to Close. If for any reason this Agreement is terminated prior to the Closing, Purchaser shall return to Seller all documents and other information, including all originals and all copies thereof, delivered to Purchaser by Seller. Purchaser shall not retain copies of any such documents or other information, and shall not thereafter for a period of five

                                      34.

years disclose to any person for any purpose or use any information conveyed to Purchaser in connection with the transactions contemplated by this Agreement, except for such information which was: (a) possessed by Purchaser prior to the disclosure thereof by Seller, as evidenced by documents in Purchaser's possession; (b) disclosed to Purchaser by an independent third party without a violation of any obligation of confidentiality on the part of such third party to Seller; or (c) in the public domain other than through disclosure by Purchaser, Terayon or any of their respective affiliates.

     10.8 Further Assurances. Each party agrees that it will execute and deliver, or cause to be executed and delivered, on or after the date of this Agreement, all such other instruments and will take all reasonable actions as may be necessary to transfer and convey the Purchased Assets to Purchaser, on the terms herein contained, and to consummate the transactions herein contained to effectuate the provisions and purposes hereof.

     10.9 No Third Party Rights. This Agreement is not intended and shall not be construed to create any rights in any parties other than Seller and Purchaser and no person shall have any rights as a third party beneficiary hereunder, including, without limitation, any rights with respect to the provisions of
Section 5 hereof.

     10.10 Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

     10.11 Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.12 Entire Agreement. This Agreement, including the schedules attached hereto, constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof; provided, however, that the Non-Disclosure Agreement between of Terayon and the Company dated as of January 2, 2000 shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Closing Date, or (b) the date on which such Non-Disclosure Agreement is terminated in accordance with its terms.

     10.13 Headings. The headings contained in this Agreement and in the schedules attached hereto are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     10.14  Construction.

            (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

                                      35.

          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

     Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

                                      36.

     IN WITNESS WHEREOF, Seller and Purchaser have duly executed and delivered this Agreement as of the day and year first above written.


                       TERAYON COMMUNICATION SYSTEMS, INC.

                       By: /s/ Shlomo Rakib
                          ---------------------------------------
                               Shlomo Rakib
                               President

                       INTERNET TELECOM LTD.

                       By: /s/ Dmitry Goroshevsky
                          ---------------------------------------
                               Dmitry Goroshevsky
                               Chief Executive Officer


                       TELEGATE LTD.

                       By: /s/ Daniel Oleisky
                          ---------------------------------------
                               Daniel Oleisky
                               Chief Executive Officer

                                      37.

                                   EXHIBIT A

                              CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Agreement. "Agreement" shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

Company Employees. "Company Employees" shall mean all employees of the Company, both salaried and hourly, who are employees of the Company on the Closing Date.

Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Damages. "Damages" shall include any loss, damage, injury, decline in value, liability, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company).

Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

Goodwill. "Goodwill" shall mean the goodwill of the Company reflected, without limitation, in the reputation of the Business, the relationship with clients, high scientific standards and experience, , and including any such reputation, experience and standards accrued prior to the Company becoming a legal entity.

Governmental Authorization. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization

                                      1.

issued, granted, given or otherwise made available by or under the authority of any Governmental Body; or (b) right under any Contract with any Governmental Body.

Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

Indemnitees. "Indemnitees" shall mean the following Persons: (a) Terayon; (b) Terayon's current and future affiliates; (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that the Seller shall not be deemed to be an "Indemnitee".

Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, material inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liens. "Liens" means liens, charges, claims, pledges, security interests, third party rights and encumbrances of any nature whatsoever.

Material Adverse Effect. "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the material adverse effect (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Seller's or the Purchaser's compliance certificate but for the presence of the "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties), is materially adverse to either (i) the Purchased Assets or to the financial condition or results of operation of the Business, or (ii) the Purchaser or Terayon, except for any such changes, effects or circumstances resulting from or arising in connection with (a) this Agreement or the transactions contemplated by this Agreement or the announcement hereof (including without limitation the resignation of any employees of Seller employed in the Business as of the date of this Agreement), (b) any occurrence or circumstance affecting the telecommunications industry generally, (c) any change in economic, regulatory or political conditions, or (d) any issue or

                                      2.

condition otherwise known to Purchaser or Seller, as the case may be, prior to the date of this Agreement.

Person.  "Person" shall mean any individual, Entity or Governmental Body.

Permitted Lien. "Permitted Lien" shall mean a Floating Charge in favor of Israel Bank Discount Ltd., dated June 30, 1998, unlimited in sum, that was created on the Company's assets, rights, property, share capital, goodwill, bills, bonds,
and any other guarantees to secure a loan in the sum of         . The Permitted
                                                        --------
Lien shall be paid by Ravillan, Volovelsky, Dinstein, Sneh & Co., within two business days from the Closing, with the use of the respective portion of the cash payment, detailed in Sections 2.1 and Section 2.2, provided that such cash payment has been deposited by Purchaser with Ravillan, Volovelsky, Dinstein, Sneh & Co.

Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

SEC.  "SEC" shall mean the United States Securities and Exchange Commission.

Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

Seller Contract. "Seller Contract" shall mean any contract: (a) to which the Seller is a party with respect to the Purchased Assets either directly or indirectly; (b) by which any of the Purchased Assets is or may become bound or under which the Seller has, or may become subject to, any obligation with respect to the Purchased Assets either directly or indirectly; or (c) under which the Seller has or may acquire any right or interest with respect to the Purchased Assets either directly or indirectly. Seller Contracts do not include non-disclosure agreements which do not have a Material Adverse Effect on the Company's business.

Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

                                      3.

                                   EXHIBIT B

                                PURCHASED ASSETS


All registered patents, designs and trademarks, all applications for registration thereof, and all computer programs including, but not limited to, computer programs embodied in semiconductor chips, and related flow-charts, programmer notes, updates and data, whether in object or source code form, developed, or used in connection with the business of the Company, and all hardware, algorithms, utilities flowcharts, logic, documentation, processes, formulations, data, experimental methods, or results, descriptions, business or scientific plans, depictions, customer lists and any other written, printed or electronically stored materials or information, including specifications, pricing plans, market research or data, potential marketing strategies, prospective users and distribution channels, engineering drawings, information concerning specialized suppliers, specifications for products and/ or processes and/or software, test protocols, and all other materials relating thereto, and copies thereof in any storage media, and all other works of authorship, inventions, concepts, ideas, and discoveries developed, discovered, conceived, created, made, reduced to practice, or used by the Company and all intellectual property rights therein, including, without limitation, all copyrights in the United States, Israel, Russia and elsewhere, including all rights of registration and publication, rights to create derivative works, and all other rights incident to copyright ownership, for the residue now unexpired of the present term of any and all such copyrights and any term thereafter granted during which such information is entitled to copyright, and all inventions (patentable or unpatentable), trade secrets, know-how, ideas and confidential information embodied or reflected in such information, including any shop rights, for the longest period of protection accorded to such interests under applicable law.

                                      4.